Exhibit 10.1

WARRANT PURCHASE AGREEMENT

This WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of June 18, 2024, is made and entered into between The Coretec Group Inc., State of Oklahoma corporation (the “Company”), and Armistice Capital Master Fund Ltd. (“Seller”).

RECITALS

WHEREAS, Seller is the owner of the common stock purchase warrants of the Company, issued to the Seller by the Company on March 5, 2021 (the “Repurchase Warrants”);

WHEREAS, Seller desires to sell to the Company, and the Company desires to purchase from Seller, the Repurchased Warrants beneficially owned by Seller upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Company intends to cancel the Repurchased Warrants upon their transfer to the Company pursuant to this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
SALE AND PURCHASE

Section 1.1            Purchase of Warrants; Purchase Price.

(a)            On and subject to the terms and conditions of this Agreement, the Company agrees to purchase from Seller, all of the Repurchased Warrants, being the number of Warrants set forth opposite the name of the Seller in Schedule I hereto, at the aggregate purchase price set forth on Schedule I hereto for such Repurchased Warrants (the “Purchase Price”) (such transactions, collectively, the “Repurchase Transaction”).

(b)          Upon the execution of this Agreement, the Company agrees to pay the Seller an initial payment of Two hundred fifty thousand dollars ($250,000) (“Initial Payment”). The Initial Payment shall be paid within one (1) business days of the date hereof (“Initial Payment Deadline”). For avoidance of doubt, if the Initial Payment is not delivered to the Seller by the Initial Payoff Deadline, this Agreement shall be null and void and of no effect and each Warrant shall remain outstanding in accordance with its terms.

(c) Upon the closing of the transactions set forth pursuant to that certain Share Exchange Agreement dated March 1, 2024 (the “Share Exchange Agreement”) entered into by the Company with Core Optics, LLC, a Virginia limited liability company, Core Optics Co., Ltd., a Republic of Korea corporation, and Core SS LLC, a Virginia limited liability company (“Share Exchange Closing Date”), the Company agrees to pay the Seller a bonus payment of Two hundred fifty thousand dollars ($250,000) (“Bonus Payment”). The Bonus Payment shall be paid within one (1) Business Day of the closing of the Share Exchange Closing Date (“Bonus Payoff Deadline”). Notwithstanding anything herein to the contrary, in the event that the Seller does receive the Bonus Payment by the Bonus Payoff Deadline, the Company knowingly, voluntarily and intentionally confesses judgment in favor of the Seller against the Company in any proceeding or action to recover the Bonus Payment brought by the Seller in any court with jurisdiction over the Agreement.  In so doing, the Company expressly (i) waives issuance and service of process, (ii) agrees that its failure to satisfy its indebtedness to the Seller by the Bonus Payoff Deadline constitutes a breach of this Agreement, and (iii) agrees not to contest the entry of a judgement in any such proceeding or action brought by the Seller for (a) the Bonus Cash Payment, (b) interest accruing at the highest rate allowable under the law from the date immediately following the Bonus Payoff Deadline through the date on which the Company fully satisfies such judgment, and (iii) the Seller’s attorney fees and costs incurred in connection with any action or proceeding to enforce this Agreement. For avoidance of doubt, if the Bonus Payment is not delivered to the Seller by the Bonus Payoff Deadline, this Agreement shall be null and void and of no effect and each Warrant shall remain outstanding in accordance with its terms.

Section 1.2            Closing Date. The closing of the Repurchase Transaction shall occur substantially concurrently with the execution of this Agreement. At the closing:

(a)            The Company shall pay to Seller the Purchase Price in immediately available funds by wire transfer to the account specified in the instructions provided by the Seller to the Company on the date hereof; and

(b)          Seller shall surrender the Repurchased Warrants to the Company, together with all documentation reasonably necessary to transfer to the Company all right, title and interest in and to the Repurchased Warrants, immediately upon receipt of the Purchase Price.

Section 1.3            Bonus Payment. Substantially concurrently with the closing of the Share Exchange Agreement but in no event later than the Bonus Payoff Deadline:

(a)            The Company shall pay to Seller the Bonus Payment in immediately available funds by wire transfer to the account specified in the instructions provided by the Seller to the Company on the date hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

To induce the Company to enter into and perform its obligations under this Agreement, Seller hereby represents and warrants to the Company as of the date hereof as follows:

Section 2.1            Existence. Seller has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation.

Section 2.2            Authority and Capacity; No Conflicts. Seller has all requisite power, authority and capacity to enter into and perform its obligations under this Agreement and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation of the Repurchase Transaction has been duly and validly taken, and the consummation of the Repurchase Transaction will not violate any law applicable to Seller or result in a breach of or default under Seller’s organizational documents or any agreement to which Seller is a party or by which Seller is bound.

Section 2.3            Binding Agreement. This Agreement has been duly authorized and validly executed and delivered by or on behalf of Seller and constitutes a valid and binding agreement of the Seller, enforceable in accordance with and subject to its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

Section 2.4            Title. Seller has good and valid title to the Repurchased Warrants, free and clear of all liens, encumbrances, equities or claims, and upon transfer of the Repurchased Warrants pursuant hereto, good and valid title to the Repurchased Warrants, free and clear of all liens, encumbrances, equities or claims, will pass to the Company. The Seller has not sold, distributed, pledged or otherwise transferred all or any portion, or any interest in, the Repurchased Warrants, nor agreed to do so.

Section 2.5            Non-Reliance. Seller (a) is not relying on the Company for any legal, tax, investment, accounting or regulatory advice, (b) has consulted with its own advisors concerning such matters and (c) has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and operations of the Company, (d) in determining to proceed with the Repurchase Transaction, has relied solely on the results of such independent investigation and verification and on the representations and warranties of the Company in Article III, and (e) acknowledges that the Company is entering into this Agreement with it in reliance on the acknowledgments, agreements, representations and warranties set forth in this Article II. The Seller acknowledges that the Company may enter into agreements with other holders of warrants of the Company for the repurchase of such warrants on or about the date of this Agreement for consideration in shares or cash that may be deemed more or less favorable than the terms hereunder.

Section 2.6            No Approvals or Consents. No consent, approval or authorization of or exemption by, or declaration, filing or registration with or notice to, any third party or any legislative, executive, judicial, or administrative body, including any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality, of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise) is required in connection with the execution and delivery by Seller of this Agreement or the consummation of the Repurchase Transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce Seller to enter into and perform its obligations under this Agreement, the Company hereby represents and warrants to Seller as of the date hereof as follows:

Section 3.1            Existence. The Company is an entity duly organized, validly existing and in good standing under the laws of the Oklahoma.

Section 3.2            Authority and Capacity; No Conflicts. The Company has all requisite power, authority and capacity to enter into and perform its obligations under this Agreement and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation of the Repurchase Transaction has been duly and validly taken, and the consummation of the Repurchase Transaction will not violate any law applicable to the Company or result in a breach of or default under the Company’s organizational documents or any agreement to which the Company is a party or by which the Company is bound.

Section 3.3            Binding Agreement. This Agreement has been duly authorized and validly executed and delivered by or on behalf of Seller and constitutes a valid and binding agreement of the Seller, enforceable in accordance with and subject to its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

Section 3.4            No Approvals or Consents. No consent, approval or authorization of or exemption by, or declaration, filing or registration with or notice to, any third party or any legislative, executive, judicial, or administrative body, including any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality, of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise) is required in connection with the execution and delivery by the Company of this Agreement or the consummation of the Repurchase Transaction.

Section 3.5          If this offer is accepted and the transaction documents are executed, then on or before 9:30 a.m., Eastern Time, on the Trading Day immediately following the date hereof, the Company shall issue a press release and/or file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder. From and after the issuance of such press release or the filing of such Current Report on Form 8-K, as applicable, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the issuance of such press release and/or Current Report on Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate.

ARTICLE IV
MISCELLANEOUS

Section 4.1            Disclosure of Repurchase Transaction. The Company shall, on or before 9:30 am New York time, on the first business day after the date of this Agreement (or on the date of this Agreement, if such Agreement is signed prior to 9:30 am New York time), furnish or file a Report on Form 8-K or a press release describing all the material terms of the Repurchase Transaction (the “Announcement”). From and after the Announcement, the Company shall have disclosed all material, non-public information (if any) provided to Seller by the Company or any of its officers, directors, employees or agents in connection with the Repurchase Transaction. In addition, effective upon the Announcement the Company acknowledges and agrees that any and all confidentiality or similar obligations with respect to the Repurchase Transaction under any agreement, whether written or oral, between itself or any of its officers, directors, affiliates, employees or agents, on the one hand, and any of Seller or any of its affiliates, on the other hand, shall terminate.

Section 4.2            Further Assurances. Each of the parties hereto shall do and perform and execute and deliver, or cause to be done and performed or executed and delivered, and without further consideration, all further acts and all other agreements, certificates, book entries, instruments, instructions and documents as may be necessary or as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Repurchase Transaction.

Section 4.3            Notices.

(a)            All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered personally or by e-mail prior to 5:00 p.m., in the place of delivery and such day is a Business Day; otherwise, the next Business Day, (ii) on the first Business Day following the date of dispatch if delivered express mail by a recognized overnight courier service or (iii) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice given in accordance with the notice requirements currently in existence between the Company and the Seller.

(b)            For the purposes of this Section 4.3, “Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of such commercial banks are generally open for use by customers on such day.

Section 4.4            Amendments and Waivers. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by the Company and Seller. Any provision of this Agreement may be waived by the party entitled to the benefit thereof, but only by a writing signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.5            Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Repurchase Transaction.

Section 4.6            Successors and Assigns; No Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and to no other person, provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. Each party to this Agreement acknowledges and agrees that this Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 4.7            Independent Nature of Seller’s Obligations and Rights. The Company acknowledges and agrees that the obligations of Seller under this Agreement are several and not joint with the obligations of any Other Holder (if any) under any other agreement related to the repurchase of similar warrants (such agreements, if any, the “Other Warrant Agreements”), and Seller shall not be responsible in any way for the performance of the obligations of any Other Holder under any such Other Warrant Agreement. Nothing contained in this Agreement, and no action taken by Seller pursuant hereto, shall be deemed to constitute Seller and any Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Seller and any Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Warrant Agreements, if any, and the Company acknowledges that Seller and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Warrant Agreement.

Section 4.8            Governing Law; Waiver of Jury Trial. This Agreement shall be construed, interpreted and enforced in accordance with, and shall be governed by, the laws of the State of New York without reference to, and regardless of, any applicable choice or conflicts of laws principles to the extent that such principles would direct a matter to another jurisdiction. Each party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the courts of the State of New York and the Federal courts of the United States of America located in the Southern District of New York (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party to this Agreement and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 4.3. Each party to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Section 4.9            Entire Agreement. This Agreement (including any schedules hereto) constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto and/or their affiliates with respect to the subject matter hereof.

Section 4.10          Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law. To the extent that any such provision is so held to be invalid, illegal or unenforceable, the parties shall in good faith use commercially reasonable efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 4.11          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be signed by any electronic signature and be delivered via electronic mail (including pdf) or other electronic transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first above written.

COMPANY:

THE CORETEC GROUP INC.

By:
Name:	Matthew Kappers
Title:	Chief Executive Officer

SELLER:

ARMISTICE CAPITAL MASTER FUND LTD.

By:
Name:
Title:

SCHEDULE I

Schedule of Purchases and Payments

Class of Warrants	Number of Repurchased Warrants to be sold by Seller	Initial Purchase Price payable for the Repurchased Warrants	Conditional Bonus Payment
March 5, 2021 Warrants	82,500,000	$250,000	$250,000
	Total: 82,500,000	Total: $250,000	Total: $250,000